Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Ecolab Stock Purchase Plan of our report dated February 23, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders of Ecolab Inc., which is incorporated by reference in Ecolab Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated February 23, 2007 relating to the financial statement schedule of Ecolab Inc., which appears in such Annual Report on Form 10-K. We also consent to the references to us in this Registration Statement under the heading “Experts.”

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 5, 2007